Exhibit 99.1

Senetek PLC Receives Delisting Letter from Nasdaq

NAPA, Calif., August 18, 2004 / PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK -News), www.senetekplc.com., a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced that on August 17 the Listing Qualifications Division of The Nasdaq Stock Market, Inc. notified Senetek of its decision to delist Senetek’s American Depositary Shares from the Nasdaq SmallCap Market due to non-compliance with the minimum continued listing standards set forth in Marketplace Rule 4310(c)(2)(B), which requires market value of listed securities of $35 million, or net income from continuing operation of at least $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years, or shareholders’ equity of $2.5 million.

The Nasdaq Staff’s decision followed a submission in which Senetek noted that the weighted average price of its shares for the 12 months ended June 30, 2004 was $0.87, well above the $0.58 per share needed to maintain Nasdaq’s $35 million market capitalization standard, and sought Nasdaq’s assistance in identifying the source of recent downward pressure on its share price despite favorable earnings and business development announcements. Senetek also had asked Nasdaq to defer action until 2004 year end to permit Senetek to demonstrate compliance with Nasdaq’s alternate $500,000 income from continuing operations standard for 2004, noting Senetek’s $245,000 of income from continuing operations for the first six months of 2004. Senetek informed Nasdaq, however, that while Senetek believes that it could have arranged equity financing sufficient to achieve Nasdaq’s $2.5 million shareholders’ equity standard and thereby maintain its listing, its Board of Directors had determined that at its shares’ currently depressed price such a financing would not be in shareholders’ best interest.

Nasdaq’s letter advises that the Company may appeal the Staff’s determination to a Listing Qualifications Panel of Nasdaq, and that a hearing request will stay the delisting of the Company’s securities pending the Panel’s decision. Senetek intends to formally appeal the Nasdaq Staff’s delisting decision.

Senetek PLC Investor Relations Contact:

1-707-226-3900, ext. 102

Email: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply an expectation of a successful appeal of the Nasdaq Staff’s delisting decision and achievement of at least $500,000 of income from continuing operations for full year 2004. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be implied by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003 However, the Company necessarily can give no assurance that it has identified all of the factors that may result in actual results materially differing from those that might be expressed or implied in any particular forward-looking statement, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.